Exhibit 99.1

Consolidated Financial Statements and Report of

Independent Certified Public Accountants

CHEM RX CORPORATION AND SUBSIDIARY

December 31, 2009 and 2008

CHEM RX CORPORATION AND SUBSIDIARY

TABLE OF CONTENTS

Page
Report of Independent Certified Public Accountants	1 - 2

Financial Statements

Consolidated Balance Sheets as of December 31, 2009 and 2008	3

Consolidated Statements of Operations for the years ended December 31, 2009 and 2008	4

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2009 and 2008	5

Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008	6

Notes to Consolidated Financial Statements	7 - 31

Audit • Tax • Advisory

Grant Thornton LLP
445 Broad Hollow Road, Suite 300
Melville, NY 11747-3601

T 631.249.6001
F 631.249.6144
www.GrantThornton.com

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders

Chem Rx Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of Chem Rx Corporation and Subsidiary (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chem Rx Corporation and Subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company had total current debt outstanding of $129,500,000, a working capital deficit of $118,820,693 and an accumulated deficit of $111,429,766 as of December 31, 2009. Since 2008, the Company has been in violation of all the financial covenants and in default of certain principal and interest payments under its credit facilities. These factors, among others as described in Note 3 to the consolidated financial statements, resulted in the Company filing a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on May 11, 2010 and raised substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 16 to the consolidated financial statements which resulted in the sale of substantially all of the Company’s assets under Section 363 of the Bankruptcy Code as approved and authorized by the Bankruptcy Court in November 2010.

As described in Note 2 to the consolidated financial statements, the Company restated retained earnings and certain other stockholders’ equity accounts as of January 1, 2008 for corrections in accounting for revenue recognition, vendor rebates and other accounts, and treasury stock.

Melville, New York

December 29, 2010

CHEM RX CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

As of December 31, 2009 and 2008

	2009	2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,579,367	$1,292,736
Accounts receivable, net of allowance for doubtful accounts of $3,748,795 in 2009 and $2,303,821 in 2008	23,550,341	31,926,139
Inventory	15,591,606	17,105,299
Vendor rebate receivable	3,297,006	3,936,314
Prepaid expenses and other current assets	2,261,845	3,885,801

Total current assets	49,280,165	58,146,289

PROPERTY AND EQUIPMENT, NET	8,869,614	9,416,811

OTHER ASSETS
Intangible assets, net	67,905,207	74,968,958
Equity investment in joint venture	636,535	—
Deferred financing costs, net	3,328,888	4,192,898
Other non-current assets	186,853	355,250

Total other assets	72,057,483	79,517,106

Total assets	$130,207,262	$147,080,206

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$22,147,673	$34,334,205
Accrued expenses and other current liabilities	2,704,412	2,716,271
Accrued interest payable	11,957,560	—
Fair value of swap contract	1,791,213	1,804,911
Notes payable	129,500,000	124,000,000

Total current liabilities	168,100,858	162,855,387

OTHER LIABILITIES
Subordinated notes payable - related parties	10,263,362	9,288,966

Total other liabilities	10,263,362	9,288,966

Total liabilities	178,364,220	172,144,353

Commitments and contingencies

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, authorized 1,000,000 shares; none	—	—
Common stock, $0.0001 par value, authorized 150,000,000 shares in 2009 and 2008; 13,804,723 issued and outstanding in 2009 and 13,782,795 issued and outstanding in 2008	1,443	1,441
Additional paid-in capital	65,062,578	64,212,489
Accumulated other comprehensive loss	(1,791,213)	(1,804,911)
Accumulated deficit	(111,429,766)	(87,473,166)

Total stockholders’ deficit	(48,156,958)	(25,064,147)

Total liabilities and stockholders’ deficit	$130,207,262	$147,080,206

The accompanying notes are an integral part of these consolidated financial statements.

CHEM RX CORPORATION AND SUBSIDIARY

Consolidated Statements of Operations

For the years ended December 31, 2009 and 2008

	2009	2008

Net sales	$354,183,960	$328,237,127
Cost of sales	262,969,229	260,563,892

Gross profit	91,214,731	67,673,235

OPERATING EXPENSES
Selling, general and administrative expenses	98,923,634	90,005,038
Goodwill impairment	—	49,520,507

Loss from operations	(7,708,903)	(71,852,310)

OTHER INCOME (EXPENSES)
Interest income	231,916	88,263
Interest expense	(17,272,447)	(14,103,664)
Equity loss in joint venture	(542,142)	—
Other income, net	1,341,512	1,569,500

Net loss before provision for income taxes	(23,950,064)	(84,298,211)

Provision for income taxes	6,536	671,399

Net loss	$(23,956,600)	$(84,969,610)

The accompanying notes are an integral part of these consolidated financial statements.

CHEM RX CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the years ended December 31, 2009 and 2008

			Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)			Total Stockholders’ Equity (Deficit)

	Common Stock					Treasury Stock
	Shares	Amount				Shares	Amount
December 31, 2007 as reported	14,400,000	$1,440	$67,372,026	$—	$2,494,827	(637,085)	$(3,653,833)	$66,214,460
Restatement of treasury stock - Note 2	(637,085)		(3,653,833)			637,085	3,653,833
Restatement for vendor rebates and other accounts -Note 2					(142,175)			(142,175)
Restatement for revenue recognition - Note 2	—	—	—	—	(4,856,208)	—	—	(4,856,208)

December 31, 2007 as restated	13,762,915	1,440	63,718,193	—	(2,503,556)	—	—	61,216,077
Comprehensive loss:
Net loss					(84,969,610)			(84,969,610)
Unrealized loss on cash flow hedges	—	—	—	(1,804,911)	—	—	—	(1,804,911)

Total comprehensive loss								(86,774,521)
Restricted shares issued	9,434	—	38,887					38,887
Non-employee directors shares issued	10,446	1	35,685					35,686
Amortization of stock based compensation	—	—	419,724	—	—	—	—	419,724

December 31, 2008	13,782,795	1,441	64,212,489	(1,804,911)	(87,473,166)	—	—	(25,064,147)
Comprehensive loss:
Net loss					(23,956,600)			(23,956,600)
Unrealized income on cash flow hedges				13,698				13,698

Total comprehensive loss								(23,942,902)
Non-employee directors shares issued	21,928	2	25,009					25,011
Amortization of stock based compensation	—	—	825,080	—	—	—	—	825,080

December 31, 2009	13,804,723	$1,443	$65,062,578	$(1,791,213)	$(111,429,766)	—	$—	$(48,156,958)

The accompanying notes are an integral part of these consolidated financial statements.

CHEM RX CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the years ended December 31, 2009 and 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(23,956,600)	$(84,969,610)
Adjustments to reconcile net loss to net cash provided by operating activities
Provision for doubtful accounts	1,444,974	1,722,530
Depreciation and amortization	9,250,149	9,258,381
Amortization of deferred financing costs	864,011	864,009
Paid in kind interest on subordinated notes payable - related parties	974,396	880,881
Deferred taxes	—	543,899
Stock based compensation	850,091	494,296
Impairment of goodwill	—	49,520,507
Equity loss in joint venture	542,142	—
Loss on disposition of property and equipment	58,036	285,201
Changes in operating assets and liabilities
Accounts receivable	6,930,824	15,838,981
Inventory	1,513,693	5,248,269
Deferred rent	602,701	714,832
Prepaid expenses and other current assets	1,623,946	(1,462,240)
Vendor rebates	639,308	(1,997,466)
Accounts payable	(12,186,523)	10,053,808
Accrued expenses and other current liabilities	(614,561)	(1,282,571)
Accrued interest expense	11,957,560	—
Other non-current assets	168,398	2,206,366

Net cash provided by operating activities	662,545	7,920,473

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,778,944)	(3,090,595)
Proceeds from disposition of property and equipment	81,707	—
Investment in joint venture	(1,178,677)	—

Net cash used in investing activities	(2,875,914)	(3,090,595)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of term loans	(1,000,000)	(2,000,000)
Proceeds under revolving line of credit	26,500,000	36,750,000
Repayments under revolving line of credit	(20,000,000)	(41,750,000)
Payment of amendment and deferred financing costs	—	(277,543)

Net cash provided by (used in) investing activities	5,500,000	(7,277,543)

Net increase (decrease) in cash and cash equivalents	3,286,631	(2,447,665)
Cash and cash equivalents at beginning of year	1,292,736	3,740,401

Cash and cash equivalents at end of year	$4,579,367	$1,292,736

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$3,471,966	$12,358,773

Income taxes paid	$28,591	$390,000

The accompanying notes are an integral part of these consolidated financial statements.

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

1.	BUSINESS AND PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Chem Rx Corporation, formerly known as Paramount Acquisition Corp. (“Chem Rx”), and its Subsidiary B.J.K. Inc. (“B.J.K.”) and B.J.K.’s subsidiaries, (collectively the “B.J.K. Entities”), ChemRx New Jersey, LLC, ChemRx Salerno’s, LLC, ChemRx Boca Raton, LLC and ChemRx Care LLC, collectively (the “Company”). Chem Rx was incorporated on June 1, 2005, and operated as a blank check company formed to complete an initial public offering and subsequently acquired an operating business. Chem Rx completed a business acquisition on October 26, 2007 of the B.J.K. Entities and as a result, the Company provides institutional pharmacy services to skilled nursing facilities and other long-term healthcare institutions. Institutional pharmacy services consist of the fulfillment of orders for prescription and non-prescription drugs and related goods for residents of various healthcare institutions. The principal markets for the Company’s products are long-term care organizations throughout New York State, New Jersey, Northeastern Pennsylvania and Southeastern Florida. All material intercompany accounts and transactions have been eliminated in consolidation. As a result of the Sale Process described in Note 16, the Company changed its name to CRC Parent Corporation in November 2010.

Acquisition of Business

On June 1, 2007, Chem Rx entered into a Stock Purchase Agreement as amended October 8, 2007 (the “Stock Purchase Agreement”) with the B.J.K. Entities and the stockholders of the B.J.K. Entities (each a “Seller” and collectively, the “Sellers”). Pursuant to the Stock Purchase Agreement, on the closing date (October 26, 2007), Chem Rx Corporation acquired 100% of the issued and outstanding common stock of the B.J.K. Entities (the “Transaction”).

Chem Rx acquired the stock of the B.J.K. Entities for an aggregate purchase price of $191,443,964, including transaction costs of $11,813,557. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair value.

The purchase price paid by Chem Rx consisted of the following:

Cash paid to or on behalf of Sellers	$123,752,000
Cash paid for transaction costs	11,813,000

Total cash paid	135,565,000
Subordinated notes payable issued to Sellers	8,259,000
B.J.K. Entities bank debt paid at closing	33,745,000
Issuance of 2,500,000 shares of common stock to Sellers(1)	13,875,000

Total purchase price paid	$191,444,000

(1)	The common stock was valued at $5.55 per share, which approximates the quoted market price of the common stock at the time of the Transaction.

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The fair value of the assets acquired and liabilities assumed arising from the acquisition were as follows:

	October 26, 2007 as Reported	October 26, 2007 as Restated (Unaudited) (Note 2)
Assets acquired were approximately:
Cash	$113,000	$113,000
Accounts receivable	61,571,000	51,220,000
Inventory	19,088,000	18,605,000
Other current assets	3,337,000	5,580,000
Property and equipment	8,273,000	8,273,000
Intangible assets	83,210,000	83,210,000

Other assets	2,562,000	2,542,000
Total assets acquired	178,154,000	169,543,000
Liabilities assumed:
Accounts payable and accrued liabilities	(27,419,000)	(27,419,000)

Net assets acquired over liabilities assumed	150,735,000	142,124,000
Excess of assets acquired over liabilities assumed (Goodwill)	40,709,000	49,320,000

Fair value of assets acquired net of liabilities assumed	$191,444,000	$191,444,000

The Company and the Sellers agreed to treat the acquisition as an asset purchase for income tax purposes. Accordingly, deferred taxes were not recorded, since the financial statement and income tax basis of the assets acquired and liabilities assumed were identical on the date of acquisition. Goodwill in the amount of $49,320,000 is tax deductible. Until the business combination, Chem Rx had no operations and existed with the sole purpose of identifying and acquiring an operating business, which was accomplished through the acquisition of the B.J.K. Entities.

The Company could be required to pay the Sellers an additional amount of cash up to $12,500,000 and issue up to an aggregate of 9,000,000 newly issued shares of the Company’s common stock subject to the achievement of certain milestones defined in the Stock Purchase Agreement. Such milestones include the achievement of specified quoted common stock prices and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the years 2007 through 2011. Such milestones are based on annual and cumulative thresholds and include both possible limitations and accelerations. No such milestones were achieved for the measurement periods ending through December 31, 2009. This contingent consideration will be accounted for as additional purchase price when payment becomes probable.

The Sellers do not have the right to receive shares of the Company’s common stock as contingent stock consideration to the extent that after giving effect to any such issuance, the Sellers (together with their affiliates) would beneficially own in excess of 20% (the “Maximum Percentage”) of the number of shares

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

of the Company’s common stock outstanding immediately after giving effect to such issuance. In lieu of issuing such shares, the Company may pay each Seller an amount in cash equal to the number of shares to which such Seller was entitled, multiplied by the average of the closing price for the Company’s common stock for a period of 30 consecutive trading days immediately preceding the date such shares become issuable to the Sellers. As of December 31, 2009, the Sellers own in excess of 20% of the shares of the Company’s common stock.

Initial Public Offering

In 2005, the Company sold an aggregate of 9,775,000 units in its initial public offering (“IPO”) at $6.00 per unit, for total gross proceeds of $58,650,000 and net proceeds of $53,473,366. Each unit consists of one share of the Company’s common stock, and two redeemable common stock purchase warrants (the “Unit”). Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 per share. The warrants became exercisable on the date of the Company’s business combination, October 26, 2007, and originally expired on October 26, 2009, which expiration date was extended until December 31, 2010.

The warrants sold in the IPO (the “IPO Warrants”) are redeemable by the Company at a price of $0.01 per warrant upon 30 days’ notice if the closing sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

In connection with the IPO, the Company issued a unit purchase option (the “UPO”), for $0.10, to the representative of the underwriters in the IPO, to purchase 425,000 units (creating 425,000 potential common shares and 850,000 potential warrants) at an exercise price of $7.50 per unit. The warrants underlying such units are exercisable at $6.25 per share and originally expired on October 26, 2009, however, such expiration date was extended to December 31, 2010. The Company has accounted for the fair value of this UPO as an expense of the IPO resulting in a charge directly to stockholders’ equity. The Company estimated that the fair value of the UPO at the date of issuance was approximately $922,000 ($2.17 per unit) using a Black-Scholes option-pricing model. The fair value of the option granted to the representative was estimated as of the date of grant using the following assumptions: (1) expected volatility of 42.875% based on the average volatility of comparable publicly traded companies, (2) risk-free interest rate of 4.03%, (3) expected dividend yield of 0% and (4) expected life of 5 years. The UPO may be exercised for cash or on a “cashless” basis. The holders of the warrants underlying the UPO are not entitled to receive net cash settlement of the warrants.

The Company’s Warrants will not be exercisable and the Company will not be obligated to issue shares of common stock upon the Warrants’ exercise unless at the time a Warrant holder seeks to exercise a Warrant, either a registration statement under the Securities Act of 1933 with respect to the Company’s common stock is effective or an exemption from the registration requirements of the Securities Act is available. Under the terms of the Warrant agreement, the Company entered into with Continental Stock Transfer & Trust Company (as agent for the Warrant holders), the Company has agreed to use its best efforts to meet these conditions and to maintain the effectiveness of such a registration statement until the expiration of the Warrants. If the Company is unable to do so, holders of the Warrants may be unable to exercise the Warrants and the Company will not be required to settle any exercise of the Warrants. In that case, the Warrants may have no value, the market for such Warrants may be limited and such Warrants may expire worthless.

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

As of December 31, 2009, all of 9,775,000 IPO units (creating 19,550,000 warrants) and all of the UPO units to purchase 425,000 units (creating 425,000 potential common shares and 850,000 warrants) remained outstanding.

Trust Fund and Common Stock Subject to Possible Redemption

Approximately $52,165,000 of the Offering proceeds was deposited in an interest-bearing trust account (“Trust Fund”) until the earlier of (i) the consummation of a business combination or (ii) liquidation of the Company (the Company’s Certificate of Incorporation provided for mandatory liquidation of the Company in the event that the Company did not consummate a business combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria were satisfied). Under the agreement governing the Trust Fund, the proceeds were permitted to be invested only in specified United States government securities or in specified money market funds. The remaining Offering proceeds of approximately $1,309,000 (not held in the Trust Fund) were permitted to be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Upon closing of the Transaction, the balance in the Trust Fund, approximately $52,408,109, became available to fund the acquisition of the B.J.K. Entities.

The Company, after signing the Stock Purchase Agreement to acquire the B.J.K. Entities, was required to submit the Transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering voted against the Transaction and exercised their redemption rights, the Transaction would not be consummated. The Transaction was submitted to the vote of stockholders in October 2007, and was approved. However, stockholders voting against the Transaction requested the redemption of 637,085 shares of the Company’s common stock for $3,653,833, representing the stockholders’ pro rata share of the Trust Fund.

2.	RESTATEMENT OF PRIOR PERIOD STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

Subsequent to December 31, 2007, the Company became aware of certain accounting errors related to its (i) revenue recognition policies for institutional healthcare providers (Note 3), (ii) vendor rebates and other accounts (Note 3), and (iii) treasury stock (Note 11). As a result of these errors, the Company restated retained earnings and certain other stockholders’ equity accounts as of December 31, 2007 as shown in the accompanying consolidated statement of stockholders’ equity (deficit).

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Liquidity and Bankruptcy Filing

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As of December 31, 2009, the Company had total current debt outstanding of $129,500,000, a working capital deficit of $118,820,693 and an accumulated deficit of $111,429,766. Since 2008, the Company is in violation of all the financial covenants required and in default of certain principal and interest payments under the Credit Facilities. The Company entered into a forbearance agreement and an amendment to the forbearance agreement with its lenders dated April 30, 2009 and extended until June 26, 2009. These agreements have not been renewed and the lenders have the right to demand repayment of the full amount outstanding under the Credit Facilities. The Company’s negotiations with the lenders to address the

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

covenant violations included the pursuit of other strategic alternatives, including the sale of substantially all of the assets of the Company. On May 1, 2010, the Company retained Lazard Middle Market LLC as its investment bankers to organize and run a sales process (“Sales Process”). On May 10, 2010, the first lien lenders filed an action in New York State Court to enjoin the Company’s use of its cash, resulting in the Company filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code on May 11, 2010.

Management’s plans with respect to these matters are described in Note 16 to the consolidated financial statements which resulted in the sale of substantially all of the Company’s assets under Section 363 of the Bankruptcy Code as approved and authorized by the Bankruptcy Court in November 2010.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company’s cash and cash equivalents consist primarily of money market funds and overnight deposits.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and consist primarily of amounts due from Prescription Drug Plans (“PDPs”) under Medicare Part D, the respective state Medicaid programs, third party insurance companies and private payers. In addition, certain amounts due from institutional healthcare providers, earned during the period prior to the Transaction on October 26, 2007 (see Note 1) are included in accounts receivable. Although the Company may have the right to demand interest for certain delinquent accounts, the Company has not recorded any receivables for interest on delinquent accounts.

As for the revenues recorded on the accrual basis, the Company provides for accounts receivable that could become uncollectible in the future and establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to the extent it is probable that a portion or all of a particular account will not be collected. The Company has an established process to determine the adequacy of the allowance for doubtful accounts, which relies on analytical tools, specific identification, and benchmarks to arrive at a reasonable allowance. No single statistic or measurement determines the adequacy of the allowance for doubtful accounts. In evaluating the collectability of accounts receivable, the Company considers a number of factors, which include, but are not limited to, the impact of changes in the regulatory and payer environment, historical trends, the financial viability of the payer, contractual reimbursement terms and other factors that may impact ultimate reimbursement. Past due or delinquency status is based on the customers’ recent payment history and the Company’s past experience with the customers. Accounts receivable are written off against the allowance for doubtful accounts or bad debt expense after collection efforts have been completed in accordance with the Company’s policies.

Inventory

Inventory consists of finished goods, primarily of pharmaceutical drugs and surgical supplies, and is stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

Property and equipment are recorded at cost. The property and equipment of the B.J.K. Entities were recorded at their estimated fair value as a result of the Transaction described in Note 1. Depreciation is calculated on a straight-line basis based upon the estimated useful lives of the respective assets.

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Maintenance, repairs and minor renewals are charged to operations as incurred, whereas the costs of significant improvements to property and equipment are capitalized. Upon sale or retirement of a fixed asset, the associated costs and accumulated depreciation are eliminated and gains or losses are reflected in the consolidated financial statements.

Deferred Financing Costs

Deferred financing costs include costs to obtain debt financing which are amortized over the life of the corresponding debt using the effective interest method.

Revenue Recognition

The Company recognizes revenues from prescription drug participants under Medicare Part D, the respective state Medicaid programs, third party insurance companies and private payers when (i) persuasive evidence of an arrangement between the Company and the customer exists, (ii) services have been provided to the customer or at the time products are delivered, (iii) the price to the customer is fixed or determinable, and (iv) collectability of the sale price is reasonably assured. Billings from institutional healthcare providers are recorded as revenue when the cash is received due to the collectability of accounts receivable balances not being reasonably assured and the issuance of discounts to settle amounts owed to the Company by these institutional healthcare providers. Since the Company is unable to estimate the amount of these settlement discounts, the fixed and determinable price criteria required for revenue recognition is not met at the time of sale.

The Company determined that it does not meet the fixed and determinable price and collectability reasonably assured criteria as it relates to revenues earned from institutional healthcare providers. As a result, the Company records revenue from institutional healthcare providers when all revenue recognition criteria are met, which generally occurs when the revenues are collected. In accordance with the revenue recognition polices described below, the Company recognized revenues from institutional healthcare providers when cash was collected aggregating $79,673,146 and $58,538,229 during the years ended December 31, 2009 and 2008, respectively.

As of December 31, 2009 and 2008, the Company had amounts billed of $55,986,555 and $49,154,453, respectively, to institutional healthcare providers which are not reflected in the accompanying consolidated balance sheet as of such dates. In addition, the Company has $830,083 and $678,746 of unbilled amounts as of December 31, 2009 and 2008, respectively, which were subsequently billed in January 2010 and January 2009, respectively.

A significant portion of the Company’s revenues are billed under the federal Medicare Part D plan, state Medicaid programs and to a lesser extent institutional healthcare providers and third party insurance plans. The majority of revenues billed to Medicare Part D plans, Medicaid programs and third party insurance plans are electronically settled at the time a prescription is dispensed and the amounts that will be reimbursed are known and reflected in the Company’s data base, subject to certain post-settlement adjustments, which generally are immaterial. Net sales are reported at the estimated net realizable amounts from third party insurance companies and residents. The Company has agreements with third party payers that provide for payments to the Company at amounts different from the payer’s established rates.

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Vendor Rebates

The Company identified errors resulting from the improper use of the cash basis of accounting for manufacturer (vendor) rebates as referred to under Note 2. The Company receives rebates on purchases from its vendors and suppliers and accounts for these rebates as a reduction of cost of goods sold and inventory. Rebates earned during the years ended December 31, 2009 and 2008 were $6,980,000 and $7,036,000, respectively. Vendor rebate amounts due from suppliers as of December 31, 2009 and 2008 were $3,297,006 and $3,936,314, respectively.

Income Taxes

The Company’s deferred income taxes arise primarily from the differences in the recording of net operating losses, allowances for bad debts, inventory reserves and depreciation expense for financial reporting and income tax purposes. A valuation allowance has been provided as it has been determined to be more likely than not that the likelihood of the realization of deferred tax assets will not be realized.

Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Income Taxes.” As required by the uncertain tax position guidance in ASC 740, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company applied the uncertain tax position guidance in ASC 740 to all tax positions for which the statute of limitations remained open. The Company has not recognized any amounts as a result of the implementation of the uncertain tax position guidance in ASC 740.

The Company’s policy on classification of interest and penalties is to include these amounts in the provision for income taxes. The company’s major tax jurisdictions include the U.S, New York and New York City. The earliest year the Company is subject to examination by the tax authorities is 2007.

Goodwill

Cost of purchased companies in excess of the underlying fair value of net assets at dates of acquisition is recorded as goodwill and assessed annually for impairment or more frequently if events occur or circumstances change indicating that the fair value of the Company may be below its carrying amount. The evaluation of goodwill requires a comparison of the estimated fair value of the Company to its carrying value. If the carrying value of the Company exceeds the fair value of the Company, then the Company’s carrying value of goodwill is compared to its implied fair value of goodwill. If the carrying value of the Company’s goodwill exceeds the implied fair value of goodwill, this difference will be recorded as an adjustment to the goodwill balance, resulting in an impairment charge to operations. The Company performed its annual impairment test to determine whether the $49,520,507 goodwill balance resulting from the Transaction described in Note 1 as of December 31, 2008 was impaired as evidenced, in part, by the significant decline in the Company’s stock price as of such date. The decline in the fair value of the Company was further evidenced by the price paid for the sale of substantially all of the Company’s assets resulting from the Sale Process described in Note 16. Based upon the foregoing, the Company recorded an impairment charge to goodwill of $49,520,507 during the year ended December 31, 2008. This charge resulted from a reduction in the estimated fair value of the Company, primarily due to increased competitors and the impact of the economic downturn in the Company’s business and loss of beds.

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The changes in the carrying amount of goodwill as of December 31, 2008 and 2007 are as follows:

Balance as of December 31, 2007, as restated	$49,320,507
Contingent consideration related to prior acquisition	200,000
Impairment	(49,520,507)

Balance as of December 31, 2008	$—

Advertising and Promotion

Advertising and promotion costs are expensed as incurred. Advertising and promotion expense for the years ended December 31, 2009 and 2008 amounted to approximately $632,000 and $594,000, respectively.

Delivery Expenses

The Company incurred third-party delivery expenses of $9,288,000 and $6,822,000 for the years ended December 31, 2009 and 2008, respectively, to deliver products sold to its customers. Delivery expenses are reported as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include the allowance for doubtful accounts, sales discounts, inventory valuation, valuation and recoverability of long-lived assets indefinite lived intangibles including the values assigned to acquire intangible assets, rebate accruals, and income taxes. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

A long-lived asset shall be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value is required. As of December 31, 2009 and 2008, the Company identified indicators that certain of its long-lived assets may be impaired. These indicators included the Company’s covenant violations and potential going concern considerations which led to the voluntary bankruptcy petition filing which is more fully described in Note 3. Due to the foregoing indicators of impairment, the Company tested the recoverability of its long-lived assets as of December 31, 2009 and 2008 which resulted in no impairment to the Company’s long-lived assets as of such dates.

Financial Instruments

The Company uses derivative financial instruments with the objective to hedge its exposure to interest rate fluctuations. Strategies employed by the Company to achieve its objections include the balancing of its exposure to fixed and variable interest rates and assessing on an ongoing basis, whether the derivative in the hedging transaction has been highly effective in offsetting changes in fair value or cash flows of the hedged item and whether the derivative is expected to continue to be highly effective. Accordingly, the Company’s hedges of interest rate risk were designated and documented at inception as cash flow hedges and are

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

evaluated for effectiveness at least quarterly. Effectiveness of the hedges is calculated by comparing the fair value of the derivatives to hypothetical derivatives that would be a perfect hedge of floating rate debt. The accounting for gains and losses associated with changes in the fair value of cash flow hedges and the effect on the Company’s consolidated financial statements depends on whether the hedge is highly effective in achieving offsetting changes in fair value of cash flows of the liability hedged. The effective portion of the gain or loss on a cash flow hedge is recorded as a component of accumulated other comprehensive income in the Company’s consolidated balance sheet. Ineffectiveness, if any, would be reclassified to interest expense, net in the Company’s consolidated statement of operations in the period in which the hedged transaction becomes ineffective (Note 8).

Fair Value Measurements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company follows a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	-	Observable inputs such as quoted prices in active markets;

Level 2	-	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3	-	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The fair value of the Company’s financial instruments, such as cash and cash equivalents, accounts receivable, accounts payable and other current liabilities approximate carrying value due to the short-term maturities of these assets and liabilities. Fair value of the Company’s long term debt is estimated based on quoted market prices or current rates offered to the Company for debt of the same remaining maturities and approximates its carrying cost because the interest rates reflect current market rates for a debt arrangement with similar terms and provisions.

The Company’s non-financial assets measured at fair value on a non-recurring basis include goodwill and intangible assets, any assets and liabilities acquired in a business combination, and its long-lived assets. To measure fair value for such assets, the Company uses techniques including discounted expected future cash flows and/or a market approach. The primary inputs to the valuation (Level 2 and 3 inputs) are based on a number of factors, including projected future operating results and anticipated future cash flows, discount rates, and market data, including fair value data from within a comparable industry grouping and recent bids or appraisals. Refer to the Goodwill and Impairment of Long-Lived Assets sections above for additional information on the fair value measurements recorded by the Company and the reasons for those measurements.

Financial instruments measured on a recurring basis include the Company’s interest rate swaps which are valued by the administrative agent to the Company’s Credit Facilities using discounted cash flows, as no quoted market prices exist for the specific instruments. The primary inputs to the valuation are maturity

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

and interest rate yield curves, specifically three-month LIBOR, using commercially available market sources. The interest rate swaps are categorized as Level 2 instruments under the fair value hierarchy described above.

The estimated fair values of our financial instruments are as follows:

	Carrying Amount	Estimated Fair Value

December 31, 2009
Cash and cash equivalents	$4,579,367	$4,579,367
Accounts receivable	23,550,341	23,550,341
Vendor rebate receivable	3,297,006	3,297,006
Accounts payable	22,147,673	22,147,673
Fair value of swap	1,791,213	1,791,213
Notes payable	129,500,000	129,500,000

December 31, 2008
Cash and cash equivalents	$1,292,736	$1,292,736
Accounts receivable	31,926,139	31,926,139
Vendor rebate receivable	3,936,314	3,936,314
Accounts payable	34,334,205	34,334,205
Fair value of swap	1,804,911	1,804,911
Notes payable	124,000,000	124,000,000

Share-Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments, including grants of employee stock options, restricted stock and restricted share units, based on the fair value of the award at the date of grant in accordance with the modified prospective method. The Company uses the Black-Scholes model for purposes of determining the fair value of stock options granted and recognizes compensation costs ratably over the requisite service period for each separately vesting portion of the award, net of estimated forfeitures. Any shares of the Company’s stock issued under the various equity plans would be new shares issued based on the authorized shares available (Note 11).

Recent Accounting Pronouncements

Effective January 1, 2008, the Company adopted the accounting pronouncement which allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, the accounting pronouncement requires that the effect of the first remeasurement to fair value be reported as a cumulative-effect adjustment to the opening balance of retained earnings and unrealized gains and losses for that instrument shall be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option for any of its eligible financial assets and liabilities and accordingly, the adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Effective January 1, 2008, the Company adopted the accounting pronouncement which defines fair value, establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles, and expands disclosures about fair value measurements. The Company’s adoption of this pronouncement did not have a material impact on its consolidated financial statements.

Effective January 1, 2009, the Company adopted the accounting pronouncement relating to business combinations, which establishes revised principles and requirements for how the Company recognizes and measures assets and liabilities acquired in a business combination. This pronouncement is effective for business combinations completed by the Company on or after January 1, 2009. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

Effective January 1, 2009, the Company adopted the accounting pronouncement which requires enhanced disclosures about derivative instruments and hedging activities to enable investors to better understand the effects on an entity’s financial position, financial performance and cash flows. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

Effective January 1, 2009, the Company adopted the accounting pronouncement that amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The intent of this pronouncement is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under the applicable accounting literature. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

Effective December 31, 2009, the Company adopted the accounting pronouncement relating to the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, whether that date represents the date the financial statements were issued or were available to be issued. The Company now recognizes in its consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing its consolidated financial statements. Events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date are disclosed in a footnote. In accordance with this pronouncement, the Company evaluated events and transactions through December 29, 2010 for potential recognition or disclosure in the Company’s consolidated financial statements. Refer to Note 16 for disclosure of events which occurred subsequent to December 31, 2009.

In August 2009, the Financial Accounting Standards Board (“FASB”) issued an accounting pronouncement that provides guidance on the measurement of liabilities at fair value. The guidance provides clarification for circumstances in which a quoted market price in an active market for an identical liability is not available, an entity is required to measure fair value using a valuation technique that uses the quoted price of an identical liability when traded as an asset or, if unavailable, quoted prices for similar liabilities or similar assets when traded as assets. If none of this information is available, an entity should use a valuation technique in accordance with existing fair value principles. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

In January 2010, the FASB issued an accounting pronouncement that provides for certain disclosures relating to fair value measurements. This pronouncement requires additional disclosures regarding transfers between Levels 1, 2 and 3 of the fair value hierarchy of this pronouncement as well as a more detailed reconciliation of recurring Level 3 measurements. The adoption of this pronouncement is not expected to have a material impact on the Company’s consolidated financial statements.

4.	CONCENTRATION OF RISK AND MAJOR SUPPLIERS

Cash

The Company has cash balances in banks in excess of the maximum amount insured by the FDIC as of December 31, 2009 and 2008. At December 31, 2009 and 2008, the cash balance exceeded the FDIC limit by approximately $4,329,000 and $1,043,000, respectively.

Major Suppliers

Purchases from three suppliers represented approximately 69% and 84%, respectively, of the Company’s pharmaceutical purchases during the years ended December 31, 2009 and 2008. The aggregate amount due these suppliers at December 31, 2009 and 2008 was approximately $9,989,579 and $24,255,827, respectively, which was included in accounts payable. Management believes that other suppliers could provide these products on comparable terms.

5.	RELATED PARTY TRANSACTIONS

Jerry Silva, the Company’s chairman and former chief executive officer, and Steven Silva, the Company’s former president and chief operating officer in their individual capacities and in their respective capacities as life tenant and remainderman of a life tenancy (together, the “Silvas”), in connection with the October 26, 2007 business combination, entered into three separate put option agreements with certain institutional investors pursuant to which the Silvas granted to each investor an option to require the Silvas to purchase up to a total of 5,169,749 shares of the Company’s common stock from them during a specified period and a specified price in the future to the extent the applicable investor purchased outstanding shares of the Company’s common stock and caused those shares to be voted in favor of the business combination at the special meeting of the Company’s stockholders. Each put option was exercisable at any time, and from time to time, beginning July 22, 2008 and ending October 27, 2008. The exercise price for each put option was the average price paid by the investor to acquire the shares subject to the put option, but not to exceed $6.00 per share. When exercised, the put option could be settled in cash or physically settled, at the option of the Silvas. The option may be settled in cash only if the Company’s shares are traded on the Nasdaq Capital Market, the Nasdaq Global Market, or any registered national stock exchange. During the period July 22, 2008 through September 16, 2008, all three put options were exercised requiring the Silvas to purchase a total of 5,169,749 shares, resulting in the Silvas and their affiliates owning 55.56% of the Company’s outstanding shares of common stock at December 31, 2009.

The Company’s largest vendor, AmerisourceBergen Drug Corporation (“ABDC”), and the Company are parties to a prime vendor agreement. On October 26, 2007, Jerry Silva established an escrow account of $8.5 million for the benefit of ABDC as additional security for pharmaceutical purchases by the Company under the prime vendor agreement. In addition, on April 8, 2008, the Company arranged for ABDC to extend certain benefits to the Company. The prime vendor agreement was amended in connection with the Company’s business combination to provide, among other things, that the Company would be required to

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

maintain a cash deposit of $2,500,000 as security for its pharmaceutical purchases from ABDC. On April 8, 2008, Jerry Silva delivered to ABDC a personal letter of credit in the amount of $2,500,000 as security for pharmaceutical purchases by the Company under the prime vendor agreement. In exchange for the delivery of the letter of credit, ABDC agreed, among other things, to return to the Company the $2,500,000 cash deposit. As of December 31, 2009 and 2008, Jerry Silva provided an aggregate of $11,000,000 under the personal letter of credit and escrow account which ABDC can draw down upon in the event that the Company does not settle its accounts payable balance in accordance with agreed upon terms between the supplier and the Company. As described in Note 11, on January 12, 2009, the board of directors of the Company approved the issuance to Jerry Silva and Steven Silva of warrants to purchase an aggregate of 1,300,000 shares of the Company’s common stock. This issuance was partially due to their agreement to continue through December 31, 2009 certain personal guarantee and financing arrangements relating to the Company’s principal vendors of pharmaceutical products, as discussed above.

As part of the financing of the acquisition of the B.J.K. Entities, the Company issued subordinated notes totaling $8,258,748, to the former stockholders of the B.J.K. Entities (Note 8).

B.J.K. leased a 75,000-square-foot Long Beach, New York facility from 750 Park Place Realty Co., LLC (the “Long Beach Landlord”) under a lease agreement that expires December 31, 2020. The ownership interests in the Long Beach Landlord are owned by Jerry Silva, Steven Silva, Rosalie Silva and the heirs of Mark Baldinger. Rosalie Silva is Jerry Silva’s ex-wife. Mark Baldinger was a former stockholder of the B.J.K. Entities. Under the lease, B.J.K pays rent at the monthly rate of $125,000, increasing to $150,000 on January 1, 2010, $175,000 on January 1, 2013, $200,000 on January 1, 2016 and $225,000 on January 1, 2019. Under the lease, B.J.K., as tenant, was obligated to pay the real estate taxes relating to the premises which amounted to approximately $267,000 in 2009 and $229,000 in 2008. Jerry Silva and Steven Silva are employed by the Company. Pursuant to their employment agreements with the Company, which became effective upon the closing of the Transaction, Jerry Silva and Steven Silva will each earn annual salaries of $500,000 with the opportunity to earn a bonus of up to $250,000 annually in the discretion of the board of directors of the Company. The employment agreements for Jerry and Steven expire December 31, 2010 and 2012, respectively.

6.	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2009 and 2008 consists of the following:

	December 31, 2009	December 31, 2008	Estimated Useful Lives

Leasehold improvements	$2,459,597	$2,224,471	4-10 years
Furniture and fixtures	6,171,447	5,678,655	4-7 years
Computers and internal use software	4,579,234	3.713,678	3-5 years
Automobiles	80,001	74,015	4-5 years

	13,290,279	11,690,819
Less: Accumulated depreciation and amortization	(4,420,665)	(2,274,008)

Property and equipment, net	$8,869,614	$9,416,811

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Depreciation expense for the years ended December 31, 2009 and 2008 was $2,186,398 and $2,194,630, respectively, and is recorded within selling, general and administrative expenses in the accompany statements of operations.

7.	INTANGIBLE ASSETS

At December 31, 2009, the Company’s intangible assets consisted of the following:

	Intangible Assets	Accumulated Amortization	Intangible Assets	Useful Lives

Trade names	$36,100,000	$3,910,834	$32,189,166	20 years
Customer lists	26,100,000	3,534,375	22,565,625	16 years
Non-compete agreements	19,500,000	7,041,667	12,458,333	6 years
Proprietary information technology	1,510,000	817,917	692,083	4 years

	$83,210,000	$15,304,793	$67,905,207

At December 31, 2008, the Company’s intangible assets consisted of the following:

	Intangible Assets	Accumulated Amortization	Intangible Assets	Useful Lives

Trade names	$36,100,000	$2,105,833	$33,994,167	20 years
Customer lists	26,100,000	1,903,125	24,196,875	16 years
Non-compete agreements	19,500,000	3,791,667	15,708,333	6 years
Proprietary information technology	1,510,000	440,417	1,069,583	4 years

	$83,210,000	$8,241,042	$74,968,958

Amortization expense for the years ended December 31, 2009 and 2008 amounted to $7,063,751 for each year. Amortization expense for each of the next five years will be as follows: $7,063,750 for 2010, $7,000,833 for 2011, $6,686,250 for 2012, $6,144,583 for 2013 and $3,436,250 for 2014.

8.	NOTES PAYABLE AND SUBORDINATED NOTES PAYABLE – RELATED PARTIES

On October 26, 2007, the Company entered into a first lien credit and guaranty agreement in an aggregate amount not to exceed $125,000,000, consisting of $80,000,000 aggregate principal amount of initial term loan, $20,000,000 aggregate principal amount of delayed draw term loan commitments, and up to $25,000,000 aggregate principal amount of revolving commitments. Additionally, on October 26, 2007, the Company entered into a second lien credit and guaranty agreement which consists of a second lien term loan facility in an aggregate amount not to exceed $37,000,000, collectively herein referred to as the “Credit Facilities.” On October 26, 2007, the Company utilized an aggregate of $121,000,000 of the Credit Facilities to fund the purchase of the B.J.K. Entities.

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The initial term loan matures on October 26, 2013 and, prior to the amendment on March 31, 2008 described below, bore interest at the lender’s prime rate plus an applicable margin, as defined, of 3% or LIBOR plus 4%, at the option of the Company. At December 31, 2009 and 2008, $77,000,000 and $78,000,000, respectively, was outstanding under the initial term loan. Principal payments related to the initial term loan are $2,000,000 per annum from 2008 through 2010 and $4,000,000 per annum in 2011 and 2012, payable quarterly. The interest rate on the initial term loan, as amended, approximated 6.75% and 8.26% as of December 31, 2009 and 2008, respectively. The weighted average amounts outstanding under the term loan was $77,371,000 and $79,247,000 and the weighted average interest rate was 6.43% and 7.80% for the years ended December 31, 2009 and 2008, respectively. In addition, the Company incurred default interest of an additional 2% for the 2009 year.

The delayed draw term commitments expired on July 31, 2008. Any borrowings under the delayed loan draw term commitments mature on October 26, 2013 and, prior to the amendment on March 31, 2008, bore interest at the lender’s prime rate plus 3% or LIBOR plus 4%, at the option of the Company. Effective May 14, 2008, the delayed draw term commitments were terminated. At December 31, 2009 and 2008, there were no borrowings due under the delayed draw term loan commitments.

The revolving commitments expire on October 26, 2012 and, prior to the amendment on March 31, 2008 bore interest at the lender’s prime rate plus 3% or LIBOR plus 4%, at the option of the Company. As of December 31, 2009 and 2008, $15,500,000 and $9,000,000, respectively, was outstanding under the revolving commitments at an interest rate of approximately 6.75% and 7.57%. The weighted average amounts outstanding under the revolving commitments was $15,356,000 and $12,740,000 and the weighted average interest rate was 6.53% and 7.67% for the years ended December 31, 2009 and 2008, respectively. In addition, the Company incurred default interest of an additional 2% for the 2009 year.

The second lien term loan facility matures on October 26, 2014 and, prior to the amendment on March 31, 2008, bore interest at an agreed upon base rate plus an applicable margin of 7.0% or the adjusted Eurodollar rate (as defined in the Credit Facilities) plus 8.0%, at the option of the Company. As of December 31, 2009 and 2008, $37,000,000 was outstanding under the second lien term loan facility. There are no principal repayment requirements under the second lien term loan facility until the maturity date. The interest rate on the second lien term loan, as amended, was 14.25% and 13.25% as of December 31, 2009 and 2008, respectively. The weighted average amounts outstanding under the second lien term loan was $37,000,000 for each of the years ended December 31, 2009 and 2008 and the weighted average interest rate was 13.25% and 13.13% for the years ended December 31, 2009 and 2008, respectively. In addition, the Company incurred default interest of an additional 2% for the 2009 year.

The Credit Facilities are collateralized by substantially all the assets of the Company. The Credit Facilities provide for certain mandatory prepayments in the event cash proceeds are received from the sale of certain assets, the issuance of equity securities, the issuance of debt and in the event the Company has consolidated excess cash flow (as defined) in any fiscal year commencing in 2008. The Credit Facilities also provide for a reduction in the applicable margin, as defined, based on the total leverage ratio of the Company.

The Company is also required to comply with certain restrictive and financial covenants, including, among other things, limits or restrictions on the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends, create liens, make investments, make acquisitions, modify the terms of the documents governing the indebtedness, engage in mergers, make capital expenditures or engage in certain transactions with affiliates.

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The Credit Facilities also require the Company to comply with minimum coverage ratios of Consolidated Adjusted EBITDA, as defined, to Consolidated Fixed Charges, Consolidated Adjusted EBITDA to Total Debt and Maximum Consolidated Capital Expenditures.

Effective March 31, 2008, the Company and its Lenders amended the Credit Facilities. The amendments were made in connection with certain violations of the financial covenants relating to fixed charge coverage ratios and total leverage ratios. The covenant violations arose because the definition of “Consolidated Adjusted EBITDA” in the Credit Facilities excluded only $5,350,000 of employee bonuses which were paid at the time of the Transaction, instead of the entire $11,000,000 of such employee bonuses which were intended to be excluded for this purpose. Accordingly, after the amendments, the definition of “Consolidated Adjusted EBITDA” provides that the entire $11,000,000 of employee bonuses paid in conjunction with the Transaction is excluded from such calculation, effective as of the original date of the Credit Facilities.

The amendment of the first lien credit and guaranty agreement included an increase to the applicable margin ranges for LIBOR loans from 4.0% to 4.5% (from the original range of 3.5% to 4.0%) and for base rate loans from 3.00% to 3.50% (from the original range of 2.5% to 3.0%), respectively, as well as an amendment fee of $245,500 on the outstanding first lien indebtedness. The amendment fee has recorded as deferred financing fees, and is being amortized over the life of the loan. The amendment to the second lien credit and guaranty agreement established a LIBOR-based loan floor interest rate of 13.25%, and a base rate-based loan floor interest rate of 14.25%. As a result, the applicable interest rate beginning March 28, 2008 for the second lien debt will be either (i) for Eurodollar rate loans, the greater of 13.25% or a rate equal to LIBOR plus the applicable original margin of 8.00%, or (ii) for non-Eurodollar loans, the greater of 14.25% or a rate equal to the prime rate plus the applicable original margin of 7.0%.

The Credit Facilities require the Company to enter into interest rate swap agreements to provide interest rate protection for a minimum of 50% of the Company’s consolidated total funded indebtedness under the first lien and second lien credit and guaranty agreements for a term of not less than three years. Effective January 28, 2008, the Company entered into a swap agreement (the “Swap”) with Canadian Imperial Bank of Commerce (“CIBC”) to provide the required interest rate protection and to manage its exposure to changes in LIBOR. The Swap is for a notional amount of $58,500,000 expiring on January 28, 2011 with a fixed rate of LIBOR interest of 3.07%. The Swap has been designated as a cash flow hedge of the variability of the cash flows due to changes in LIBOR and has been deemed to be highly effective. Accordingly, the Company records the fair value of the Swap as an asset or liability on its consolidated balance sheets, and any unrealized gain or loss is included in accumulated other comprehensive income. See Note 3. As of December 31, 2009 and 2008, the Company had a liability of $1,791,213 and $1,804,911, respectively, recorded as fair value of swap contract in the accompanying consolidated balance sheets. The Company recognized unrealized losses of $13,698 and $1,804,911 resulting from the change in the fair value of the interest rate swap within other comprehensive income (loss) for the years ended December 31, 2009 and 2008, respectively. In January 2010, CIBC terminated the Swap arrangement due to the Company’s default on the Credit Facilities.

Since 2008 and during 2010, the Company was in violation of all the financial covenants under the Credit Facilities and is in default of certain principal and interest payments, as such, the entire amount outstanding under the Credit Facilities has been shown as current in the accompanying consolidated balance sheets. The Company entered into a forbearance agreement and an amendment to the forbearance agreement with its lenders dated April 30, 2009 and extended until June 26, 2009. These agreements expired on June 26,

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

2009 and have not been renewed. Accordingly, the lenders have the right to demand repayment of the full amount outstanding under the Credit Facilities. On May 10, 2010, the first lien lenders sent notice to the Company demanding full payment of the outstanding balance due them. On May 11, 2010, the Company filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code. Refer to Note 16, Subsequent Events for more details.

Deferred Financing Costs

Deferred financing costs relating to the Credit Facilities consist of the following:

As of	Deferred Financing Costs	Less Accumulated Amortization	Deferred Financing Costs, Net	Amortization Period

December 31, 2008	$5,193,213	$1,000,315	$4,192,898	5-7 years
December 31, 2009	$5,193,213	$1,864,325	$3,328,888	5-7 years

Amortization expense for the year ended December 31, 2009 and 2008 amounted to $864,011 and $864,009, respectively.

Amortization expense will be approximately $867,000 for the years ending December 31, 2010 through 2011, and $841,000, $611,000 and $134,000 for the years ended December 31, 2012, 2013 and 2014, respectively.

Subordinated Notes Payable - Related Parties

At December 31, 2009 and 2008, subordinated notes payable-related parties consists of unsecured loans from the former stockholders of the B.J.K. Entities. As part of the financing of the acquisition of the B.J.K. Entities, the Company issued subordinated notes totaling $8,258,748, to the former stockholders of the B.J.K. Entities. The notes mature on April 15, 2015 and bear interest at an interest rate of 10%. As of December 31, 2009 and 2008, the interest accrued on this debt was $2,004,614 and $1,030,218, respectively.

9.	RETIREMENT PLAN

The Company has two 401(k) defined contribution plans covering all eligible employees. Contributions to the plans are discretionary. The Company currently makes a matching contribution of 100% of the employee’s salary deferral up to 3% of their compensation plus 50% of the employee’s salary deferral in excess of 3% of their compensation, but not in excess of 5% of the employee’s total compensation. Contributions to the plans for the years ended December 31, 2009 and 2008 amounted to approximately $868,694 and $1,025,191, respectively.

10.	PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

11.	COMMON STOCK

On January 12, 2009, the board of directors of the Company, by vote of the board’s independent directors, approved the issuance to Jerry Silva, chairman and chief executive officer, and Steven Silva, president and chief operating officer, of warrants to purchase an aggregate of 1,300,000 shares of the Company’s common stock. The warrants become exercisable over a 12-month period and will expire after five years (i.e., on January 12, 2014). The warrants’ exercise price of $1.10 per share, which was the closing price of the Company’s common stock as of Friday, January 9, 2009, may be paid in cash or pursuant to a cashless exercise feature. As consideration for the warrants, Jerry Silva and Steven Silva will (i) release certain rights they have asserted, including certain rights to cash payments from the Company which they alleged arose from the stock purchase agreement dated June 1, 2007 (as amended) between the Company and the sellers of B.J.K. Inc., which agreement provided for the Company’s initial business combination transaction consummated on October 26, 2007; (ii) undertake to continue through December 31, 2009 certain personal guarantee and financing arrangements relating to two of the Company’s principal vendors of pharmaceutical products, in each case, to the full extent required by the Company; and (iii) waive any claims for further compensation arising from their employment in 2008. The warrants were issued in a private placement in reliance upon the exemption provided under section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving any public offering. The shares under the warrants had a fair value of $0.44 using a Black-Scholes option-pricing model with the following assumptions utilized: risk-free interest rate of 1.51%; expected life of 5 years; expected dividend yield of 0% and expected volatility of 44.1% based on the average volatility of comparable publicly traded companies. The expected volatility used was based on an examination of the historical and implied volatility of the stock prices of selected comparable companies and the nature of those companies, and other relevant factors. The Company recorded a non-cash charge of $430,183 and $133,247 in the years ended December 31, 2009 and 2008, respectively within selling, general and administrative expenses in the accompany statements of operations.

On February 15, 2008, the Company entered into a business advisory agreement with a third party to provide certain services and advice regarding the Company’s business and financing activities. In connection with the business advisory agreement, the Company agreed to issue warrants to purchase up to a maximum of 100,000 shares of the Company’s common stock. On February 15, 2008, May 15, 2008 and August 15, 2008, the Company granted three warrants to purchase an aggregate of 75,000 shares of the Company’s common stock in connection with this agreement (the “Advisory Warrant”). The Advisory Warrants are exercisable at a price of $7.00 per share The fair value of the Advisory Warrants was estimated on the date of each grant using a Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 3.00%; expected life of 5 years; expected dividend yield of 0% and expected volatility of 48.6% (53.7% for the August 15, 2008 warrant) based on the average volatility of comparable publicly traded companies. The expected volatility used was based on an examination of the historical and implied volatility of the stock prices of selected comparable companies and the nature of those companies, and other relevant factors. The Company recorded a non-cash charge of $124,388 in the year ended December 31, 2008 related to the Advisory Warrants.

Common shares subject to possible redemption include the IPO Warrants (see Note 1) and the warrants issuable pursuant to the UPO. For the years ended December 31, 2009 and 2008, there were no in the money IPO Warrants, warrants issuable pursuant to the UPO, restricted shares and employee stock options.

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

During October 2007, 637,085 shares of Chem Rx’s common stock were purchased from stockholders who voted against the acquisition of the B.J.K. Entities and requested a redemption of their shares into a pro rata share of the Trust Fund, see Note 1. The cost of the shares purchased was $3,653,833. These shares were cancelled at the time of the business combination on October 26, 2007. These shares were originally shown as treasury shares in the consolidated statement of stockholders’ equity (deficit) as of December 31, 2007 in error. As a result of this error, the consolidated statement of stockholders’ equity (deficit) as of December 31, 2007 was restated to correct the Company’s recording of these treasury shares.

2007 Incentive Compensation Plan

On October 22, 2007, the stockholders of the Company approved the 2007 Incentive Compensation Plan (the “Plan”), and authorized 1,350,000 shares for award under the Plan. The Plan provides for the grant of a variety of equity instruments including stock options, restricted stock, stock appreciation rights, share units, performance units, and dividend equivalents. Eligible recipients include the Company’s directors, officers, employees and certain third-party service providers. Awards under the Plan are determined by the Company’s board of directors or a committee thereof (the “Board”). The Board has delegated its authority to grant awards under the Plan to the compensation committee of the Board. Options issued under the Plan generally have a 5 year estimated life.

During the year ended December 31, 2008, the Board granted an aggregate of 28,302 shares of restricted stock to the non-employee directors and a consultant to the Board. During the period ended December 31, 2008, the consultant resigned and therefore forfeited his 4,717 restricted shares and other directors resigned forfeiting another 14,151 restricted shares. The restriction on the shares lapses in equal annual increments over a three-year period from date of grant, except under a change in control, as defined, whereby all restrictions lapse immediately. The fair value of the restricted shares is being amortized ratably over the restriction period. Accordingly, the Company recorded a pre-tax compensation charge of $16,667 and $38,887 for the years ended December 31, 2009 and 2008, respectively, within selling, general and administrative expenses in the accompany statements of operations. The unamortized pre-tax compensation expense related to the non forfeited restricted shares at December 31, 2009 was $16,667.

During the year ended December 31, 2009, the Board granted an aggregate of 21,928 shares of common stock as awards to the non-employee directors. During the year ended December 31, 2008, the Board granted an aggregate of 10,446 shares of common stock as awards to the non-employee directors and the consultant. Accordingly, the Company recorded a pre-tax compensation charge of $25,009 and $35,686 for the years ended December 31, 2009 and 2008, respectively, within selling, general and administrative expenses in the accompanying consolidated statements of operations.

During the year ended December 31, 2008 the Board granted stock options to employees and an executive for the purchase of 509,470 shares of common stock. During the year ended December 31, 2009, the Board granted stock options to employees for the purchase of 371,000 shares of common stock. The employee stock options are exercisable in three equal annual installments beginning with the first anniversary of the date of grant, and will expire in seven years. The Company estimates the fair value of stock options using the Black-Scholes option-pricing model. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of our granted stock options. Estimates of fair value are not intended to predict actual future events of the value ultimately realized by the employees who receive equity awards. Accordingly, the Company recorded a pre-tax compensation charge of $378,232 and $215,211 for the years ended December 31, 2009 and 2008,

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

respectively, within selling, general and administrative expenses in the accompany statements of operations. The unamortized pre-tax compensation expense related to the stock options at December 31, 2009 was $531,042.

The weighted average option fair value, as determined using the Black-Scholes option valuation model, and certain assumptions that were used to estimate the fair value of the stock option grants during the years ended December 31, 2009 and 2008 are listed in the table below:

	2009	2008

Weighted-average option fair values	$0.44	$1.98
Expected dividend yield	0%	0%
Expected volatility	44.1%	48.6%
Risk-free interest rate	1.51%	2.90%
Expected term (years)	4.67	4.67

Expected Term

The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined as a function of the contractual terms of the stock-based awards and vesting schedules. The Company used the simplified method as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded.

Expected Volatility

Volatility factor was estimated using the average volatility of comparable publicly traded companies.

Expected Dividend

The Black-Scholes model calls for a single expected dividend yield as an input. The Company does not anticipate that it will issue dividends in the near future.

Risk-Free Interest Rate

The Company bases the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term.

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

	Shares	Weighted Average Fair Value (per Share)	Weighted Average Exercise Price (per Share)	Weighted Average Contractual Life (in years)	Aggregate Intrinsic Value

Options outstanding at January 1, 2008	—
Granted	509,470	$1.98	$5.16
Exercised	—
Forfeited	(16,360)	$1.99	$5.18
Options outstanding at December 31, 2008	493,110	$1.98	$5.15	4.39
Granted	371,000	$0.44	$1.10
Exercised	—
Forfeited	(39,070)	$1.99	$5.18
Options outstanding at December 31, 2009
	825,040	$1.29	$3.33	3.74	$0.00
Options exercisable at December 31, 2009	151,346	$1.50	$5.16	3.53	$0.00

There were 483,152 remaining shares eligible for award under the Plan as of December 31, 2009.

12.	LITIGATION

On December 20, 2007, JMP Securities LLC and Shattuck Hammond Partners LLC filed a complaint in the Superior Court of California for the City and County of San Francisco against B.J.K. Inc., the Company, and certain individuals affiliated with the Company. The plaintiffs alleged that they were entitled to compensation as a result of the Company’s acquisition of B.J.K. Inc. on October 26, 2007. The complaint asserted various claims including breach of contract, breach of implied covenant of good faith and fair dealing, fraud, negligent misrepresentation and unjust enrichment, and sought various damages including compensatory damages of not less than $2.23 million, punitive damages, the reimbursement of the plaintiffs’ legal fees and court costs, and a declaratory judgment as to the validity and enforceability of a financial advisory and investment banking services agreement entered into by B.J.K. Inc. Following mediation, the parties entered into a settlement agreement and caused the lawsuit to be dismissed with prejudice. Jerry Silva, Steven Silva, and certain of their affiliates are obligated to indemnify the Company for any costs associated with these claims under the terms of the stock purchase agreement dated as of June 1, 2007, pursuant to which these parties sold B.J.K. Inc. to the Company. Accordingly, these parties funded the settlement payment to the plaintiffs.

On April 8, 2010, 25 Highland Partners LLC and Stephen A. Weiss filed a complaint in the Supreme Court of the State of New York, County of New York against the Company, B.J.K. Inc, and certain of the selling shareholders related to the business combination on October 26, 2007, see Note 1. The plaintiffs alleged that they are entitled to the balance of the finder’s fees related to the October 26, 2007 business combination. In addition, on May 11, 2009 Partners Pharmacy Services, LLC filed a complaint in the

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Superior Court of New Jersey, Chancery Division, Union County against Roderick Halbert (a former employee), Chem Rx New Jersey, LLC and certain individuals currently or previously employed by the Company. The plaintiffs alleged breach of defendant’s applicable employment agreements and their common law duties. The Company does not believe that any of these proceedings will have a material adverse effect on the Company’s results of operations or financial position.

13.	COMMITMENTS AND CONTINGENCIES

The Company leases real estate properties under non-cancelable leases that expire at various times and have various renewal options. Under the terms of these leases the Company pays property taxes, insurance, maintenance and other expenses related to the leased properties.

Total rent expense for the years ended December 31, 2009 and 2008 was $2,643,000 and $2,600,000, respectively.

Future minimum annual rental commitments are as follows:

For the year ending December 31,	Amount

2010	$2,360,000
2011	2,228,000
2012	2,181,000
2013	2,302,000
2014	2,100,000
Thereafter	14,700,000

Total	$25,871,000

14.	INCOME TAXES

The components of income taxes for the years ended December 31 2009 and 2008 are as follows:

	2009	2008

Federal
Current	$—	$27,690
Deferred	—	445,146

Total	—	472,836

State and Local
Current	$6,536	$99,810
Deferred	—	98,753

Total	6,536	198,563

Total income taxes	$6,536	$671,399

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

A reconciliation between the effective income tax rates and the applicable statutory rates is as follows:

	2009	2008

Statutory federal income tax rate	34.00%	34.00%
State income taxes, net of federal benefit	6.73	5.48
Goodwill impairment	—	(6.41)
Permanent differences	(1.20)	(0.11)
Increase in valuation allowance	(39.56)	(33.76)

	(0.03)%	(0.80)%

Deferred income taxes are provided for significant differences between the basis of assets and liabilities for financial reporting and income tax reporting. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The provision reflects the use of separate return filings for states where the entities have income tax nexus.

The income tax effects of temporary differences giving rise to the deferred income tax assets and liabilities are as follows:

	2009	2008

Deferred Tax Assets
Net operating loss carryfowards	$7,344,000	$3,373,000
Allowance for bad debts	1,300,000	800,000
Revenue recognition	22,191,000	18,754,000
Charitable contribution carryforward	1,710,000	347,000
Other accruals	743,000	492,000
Intangible assets and goodwill	11,621,000	11,802,000
Investments	734,000	740,000

Total deferred tax assets	45,643,000	36,308,000
Valuation allowance	(45,094,000)	(35,625,000)

Deferred Tax Liabilities
Fixed Assets	549,000	683,000

Total deferred tax liability	549,000	683,000

Total deferred tax assets	—	—

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

As of December 31, 2009, the Company has net operating loss (“NOL”) carryforwards of approximately $18,000,000 that will be available to offset future taxable income. These NOL carryforwards expire on various dates beginning in 2026. During 2009 and 2008, the Company generated NOL carryforwards in the amount of $9,700,000 and $2,400,000, respectively, to reduce the Company’s tax expense. For the years ended December 31, 2009 and 2008, the Company increased the valuation allowance by $9,500,000 and $29,200,000, respectively.

As of December 31, 2009, the Company has charitable contribution carryforwards of approximately $4,200,000. The charitable contributions expire in 2013 and 2014.

The timing and manner in which the loss carryforwards can be utilized in any year by the Company may be limited by Internal Revenue Code Section 382.

15.	JOINT VENTURE

In February 2009, the Company entered into a joint venture agreement with New York Boys Management, LLC (“New York Boys”) to provide institutional pharmacy services in the state of Illinois, specifically the Chicago area, operating under the name Chem Rx Chicago, LLC. New York Boys owns 50.1% of the joint venture. The Company owns the remaining 49.9% of the joint venture and, as such, accounts for the investment under the equity method. The joint venture started servicing beds in the third quarter of 2009. Pursuant to the agreement, any net profits from the joint venture generally are allocated pro rata based on the respective ownership percentages of the parties, after the recovery of the net losses realized by each party. However, if the joint venture is sold before February 2019, net profits for the year in which the sale occurs are to be distributed pro rata based on respective ownership after recovery of respective losses and a preferential payment to the Company’s joint venture partner. As provided in the agreement, no member of the joint venture can transfer, sell, pledge or assign its interest in the joint venture without the unanimous consent of the members. If a member desires to sell any portion of its interest, it must first offer to sell its interest in the joint venture to the other member. On November 8, 2010, the Company sold its 49.9% interest in Chem Rx Chicago, LLC to its joint venture partner for $2,525,000.

16.	SUBSEQUENT EVENTS

On May 1, 2010, the Company retained Lazard Middle Market LLC (“LMM”), as investment banker to advise them in connection with a potential sale or restructuring of the Company’s business. On May 10, 2010, the first lien lenders under the Credit Facilities filed an action in New York State Court to enjoin the Company’s use of its cash, resulting in the Company filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code on May 11, 2010. In connection with its retention, LMM has been actively engaged in planning and executing a process to market the Company’s business to potential purchasers with the goal of identifying a stalking horse bidder for the sale of substantially all of the Company’s assets prior to the Company proceeding with an auction and sale process before the Bankruptcy Court (the “Sale Process”).

As a result of the Sale Process, on September 27, 2010, the Company filed Motion for Entry of Orders: (A)(I) Approving Bid Procedures Relating to Sale of the Company’s Assets; (II) Approving Bid Protections; (III) Scheduling a Hearing to Consider the Sale; (IV) Approving the Form and Manner of Notice of Sale by Auction; (V) Establishing Procedures for Noticing and Determining Cure Amounts; and

CHEM RX CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(VI) Granting Related Relief; and (B)(I) Approving Asset Purchase Agreement and Authorizing the Sale of Certain Assets of Company’s Outside the Ordinary Course of Business; (II) Authorizing the Sale of Assets Free and Clear of Liens, Claims, Encumbrances and Interests; (III) Authorizing the Assumption, Sale and Assignment of Certain Executory Contracts and Unexpired Leases; and (IV) Granting Related Relief, seeking approval of bid procedures and a stalking horse agreement (the “Stalking Horse Agreement”) for the sale of substantially all of their assets under section 363 of the Bankruptcy Code to PharMerica Sub ( a wholly-owned subsidiary of PharMerica), as buyer, and PharMerica Corporation, as guarantor.

On November 4, 2010, the Court entered the Sale Order, (I) approving asset purchase agreement and authorizing the sale of the Company’s assets outside the ordinary course of business, (II) authorizing the sale of assets free and clear of all liens, claims, encumbrances and interest, (III) authorizing the assumption and assignment of assumed and assigned agreements, and (IV) granting related relief. Following the entry of the Sale Order the parties to the Stalking Horse Agreement closed the sale of substantially all of the Company’s assets to a wholly-owned subsidiary of PharMerica Corporation for $70,600,000 plus the assumption of $10,183,000 of pre-petition liabilities.